Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement is between RUSSELL A. OLSON, an individual residing in Weston, Florida (“Executive”) and INTCOMEX, INC., a Delaware corporation (“Company”), and is made this 26th day of March, 2010.

Recitals

A. The Executive has been employed by the Company since March 14, 2005. He was employed subject to a written contract of employment whose term expired on December 31, 2008.

B. The parties have agreed that they should enter into a new employment contract, and this Agreement has been prepared for that purpose.

Terms and Conditions

1. Employment; Position; Reporting Responsibilities. The Company agrees to continue to employ the Executive, and the Executive agrees to continued employment by the Company. The Executive shall be employed by the Company as its Chief Financial Officer, (“CFO”). The Executive shall report to the President and Chief Executive Officer of the Company. As a full-time employee, the Executive shall devote all of his business time, attention, and energies to Company work; however, this provision shall not be construed as preventing the Executive from investing savings or other assets in such form or manner as will not require any services on the part of the Executive, nor shall it be construed as preventing the Executive from engaging in any charity or civic work approved by the Company.

2. Term of the Agreement and Evergreen Renewal. The Executive’s employment by the Company shall continue for a period of one year (the Agreement’s “Initial Term”), commencing on January 1, 2010 (the Agreement’s “Effective Date”), and ending on December 31, 2010, unless the Agreement is terminated first pursuant to Section 7. If not previously terminated, at the end of the Initial Term the Agreement shall be automatically renewed for an additional term of one year, and it shall be similarly renewed on future one-year anniversary dates (“Renewal Terms”) until the Agreement is terminated pursuant to Section 7. The entire term of the Agreement shall be referred to in this Agreement as the “Employment Period.”

3. Location, Travel and Responsibilities. The Executive shall be assigned to work at the Company’s principal business address, although he will be expected to travel extensively in connection with his duties. The Executive shall use his best efforts in the Company’s business and at all times shall competently, loyally, and conscientiously perform all of the duties and obligations required of him. The specific duties of the Executive may be set forth in a Company job description; however, in the absence of a job description, the Executive will be expected to perform those duties and responsibilities typically assigned to the CFO of a similarly situated business, as well as any other management responsibilities assigned to him from time to time. In addition, the Executive shall act in accordance with (i) all duly adopted directives of the Board of Directors of the Company (“Board of Directors”), (ii) all standing instructions for the position of CFO which may be issued by the Company, (iii) all reasonable and lawful requests, directions and/or restrictions of the President and Chief Executive Officer, and (iv) all policies of the Company as prescribed from time to time. Upon termination of employment, the Executive shall return all Company equipment and other Company property in the Executive’s possession, custody or control, to an authorized Company employee.

4. Salary and Incentive Compensation. The compensation for the Executive shall include both a salary (“Base Salary”) and participation in short term and long term incentive plans. This compensation will be reviewed by the Compensation Committee of the Board of Directors (“Compensation Committee”) on at least an annual basis, and upon such annual review, may be changed or adjusted as deemed appropriate by the Compensation Committee or by the Board of Directors. The Company agrees that any modification of the Executive’s salary and incentive compensation will be documented in the official minutes and/or other documentation of the Compensation Committee.

a. Base Salary. The Executive shall be paid a salary by the Company (“Base Salary”). The Executive’s Base Salary for 2010 shall be $280,000 per year. This Base Salary shall be reviewed by the Company from time to time. Payroll taxes shall be withheld from the Executive’s Base Salary as required by law. The Executive shall be paid his Base Salary at the Company’s regular payroll intervals. The Executive’s Base Salary may be increased or decreased by the Compensation Committee, after consultation and agreement with the Executive.

b. Short Term Incentive Plan. The Executive shall participate in a Short Term Incentive Plan (“STIP”) established by the Compensation Committee. For 2010, his STIP target will be fifty percent (50%) of his Base Salary, or $140,000. Payment under the STIP will be contingent on achieving quantitative and qualitative goals as determined by the Compensation Committee.

c. Long Term Incentive Plan. The Executive shall participate in a Long Term Incentive Plan (“LTIP”) established by the Compensation Committee. For 2010, his LTIP target will be forty percent (40%) of his Base Salary, or $112,000, to be paid out in Restricted/Non-Voting Shares that will vest over four years in accordance with the following schedule: thirty percent (30%) at the end of the second year; thirty percent (30%) at the end of the third year; and forty percent (40%) at the end of the fourth year. The amount of the payout under the LTIP will be indexed at the same total performance score used to pay the Executive under the STIP. The Compensation Committee may change the LTIP for 2011 and for subsequent years, after consultation and agreement with the Executive, or retain the LTIP in its present form.

5. Fringe Benefits; Paid Vacation. The Executive shall enjoy the same fringe benefits as other Company executives. He shall receive fifteen (15) days per year of paid vacation, which shall be earned and taken in accordance with the Company’s vacation policies.

6. Reimbursement of Business Expenses. The Company shall reimburse the Executive, or the Executive shall be entitled to charge to the Company, all reasonable and necessary business expenses incurred in the course of employment by the Executive, where such business expenses are incurred by the Executive as provided by policies established by the Company. The Executive shall maintain records of such expenses in such form and detail as may be required, and shall make such records available for inspection on request. The Company reserves the right to require pre-approval of expenses, and will provide notice to the Executive where pre-approval is necessary.

7. Termination.

a. Death. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death, as of the date of death. However, the Executive’s estate will be entitled to the Executive’s Accrued Obligations as defined in Section 8.c of this agreement.

b. By the Company. The Company may terminate the Executive’s employment under this Agreement at any time, with or without Cause, by giving thirty (30) days notice of termination to the Executive, or by providing thirty (30) days of pay in lieu of notice. Notice of termination shall be in writing, and if for Cause, shall indicate the reasons why the termination is for Cause. “Cause” means:

(i) serious, willful misconduct by the Executive in the discharge of his duties; the Executive’s material failure to carry out and execute directions from the President, Chief Executive Officer, or Board of Directors; any act or omission by the Executive intended to enrich him, or any other party, in derogation of his duties to the Company; any willful or purposeful act or omission by the Executive (or any act or omission taken by the Executive in bad faith) having the effect of injuring the business or business relationships of the Company; the Executive’s commission of a crime of moral turpitude, fraud or misrepresentation; or the Executive’s material breach of this Agreement (the Company may not exercise the right to terminate employment for Cause for breach of this Agreement without first giving the Executive one week’s notice of circumstances representing Cause and an opportunity to cure through appropriate corrective action); or

(ii) the Executive’s inability to perform duties assigned by the Company due to physical or mental disability, but only after all leaves of absence provided to the Executive by the Company, or required by federal or state law, have been exhausted.

c. By the Executive. The Executive may terminate employment under this Agreement by submission of a written resignation giving the Company at least thirty (30) day’s prior notice of termination; following the receipt of such notice, the Company may retain the Executive’s services for the notice period, or release the Executive at any time after being given notice, in its sole discretion.

d. Date of Termination. The “Date of Termination” means the date of the Executive’s death, or the date the termination of the Executive’s employment under this Agreement is effective. The Employment Period shall end on the Date of Termination.

8. Company’s Obligations upon Termination.

a. By Company Other Than for Cause, by the Executive for Good Reason following a Change of Control. If Company terminates the Executive’s employment under this Agreement without Cause, or if the Executive resigns for Good Reason following a Change in Control (as those terms are defined below), the Executive shall be entitled to payment by the Company of a lump sum equal to (i) twelve (12) months of the Executive’s current Base Salary, (ii) a pro rata bonus payment for the calendar year of Executive’s termination, based on the average rate of bonus payout from the past two calendar years (including STIP and a cash value for LTIP, if applicable), and (iii) all granted and unvested restricted stock due the Executive under the LTIP will immediately vest and be granted in favor of the Executive. Pro rata service is defined from the first day of the calendar year to the Date of Termination when conducting the pro rata determination (collectively, “Severance Pay”), and to payment of Accrued Obligations, as that term is defined below; provided, however, that notwithstanding the foregoing, Company’s obligation to make any payment of Severance Pay shall be conditioned upon the Executive’s execution, and non-revocation, of a general release (“Release”) of any and all claims against Company and its corporate affiliates and its officers, directors and employees, including all claims arising out of the Executive’s employment with Company and the termination of that employment. In the event that the Executive decides not to sign the Release, the Executive shall not be entitled to Severance Pay, and shall not be deemed to have released any claims against Company; however, the parties will otherwise be bound by the other obligations imposed by this Agreement, including those set forth below. Severance Pay shall be treated as salary for tax purposes by Company, and taxes will be withheld from Severance Pay as required by law. Severance Pay shall be payable to the Executive within fifteen (15) days following Executive’s execution of the Release, unless it is revoked first by the Executive.

(i) “Good Reason” shall mean (a) a material adverse change in the job title, compensation, duties or responsibilities of the Executive which are unacceptable to him, or (b) the Company’s material breach of this Agreement. The Executive may not terminate for Good Reason for breach of this Agreement by the Company without first giving the Company written notice of circumstances representing Good Reason and a one week opportunity to cure through appropriate corrective action. In addition, the Executive may not resign for Good Reason where more than 90 days have passed since the triggering event(s) comprising the Good Reason.

(ii) A “Change of Control” means the occurrence of one or more of the following events:

(A) a sale of substantially all of the assets of the Company;

(B) the stockholders of the Company approve a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(C) a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of securities of the combined voting power of the Company’s then outstanding securities; provided that, for such purposes, (1) any acquisition by the Company, in exchange for the Company’s securities, shall be disregarded, and (2) any acquisition of securities by the Company’s Affiliates, as that term is defined below, in one transaction or in a series of transactions and regardless of the amount of securities acquired, shall not constitute a change in ownership or Change in Control.

Provided, however, that in no event shall the sale of the Company’s stock as a result of or shortly after an initial public offering, or changes of legal entity names or location, constitute a Change of Control.

b. By Company for Cause; By Executive Not For Good Reason following a Change of Control. If the Executive’s employment is terminated by Company for Cause, or the Executive terminates or resigns employment, other than for Good Reason following a Change of Control, the Company shall pay only the following to the Executive: (i) all Base Salary due through the Date of Termination, (ii) any unpaid bonus compensation for the prior calendar year which is due as of the Date of Termination, (iii) such additional salary as may be due, under Company’s vacation policy, to compensate the Executive for accrued but unused vacation days as of the Date of Termination, (iv) compensation for any business expenses, not yet reimbursed, as provided by Company’s business expense reimbursement policies, (v) all compensation due the Executive under the terms of Company’s employee benefit plans, as provided for and required by the terms of such plans, and (vi) all vested restricted shares due the Executive through the Date of Termination (all such compensation and benefits are referred to collectively in this Agreement as “Accrued Obligations”). Provided, nothing herein is intended to waive, cancel or forfeit any rights to workers compensation benefits or unemployment compensation benefits earned through Company employment.

c. Death. If the Executive’s Company employment is terminated by death or disability, Company shall pay the Accrued Obligations to the Executive or to the Executive’s estate or legal representative, as applicable, but shall have no further obligations, under this Agreement or otherwise, to, or with respect to, the Executive.

9. Restrictive Covenants.

a. Covenant of Duty of Loyalty. During the Employment Period, the Executive shall not, without the prior written consent of the Board of Directors, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, partner, principal, agent, trustee, representative, consultant, or use or permit his name to be used in connection with any line of business or enterprise similar to or in competition with the business then conducted by the Company or by any of the Company’s Affiliates. The term “Affiliate” shall mean any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

b. Covenants Applicable in the Event of Resignation or Termination of Employment for Cause. If the Executive resigns or his employment is terminated for Cause, then for two (2) years after the Date of Termination, the Executive shall not, without the prior written consent of the Board of Directors, directly or indirectly: (i) solicit business from a Customer, as defined below, or accept business from a Customer, or refer a Customer to some entity other than the Company for products or services offered by the Company, or otherwise interfere with the Company’s business relationship with a Customer; or (ii) solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment or attempting to employ, either on a full-time or part-time or consulting basis, any employee or executive (whether salaried or otherwise), who is currently employed by the Company or who was employed by the Company within two years of the time of solicitation or attempted employment; or (iii) engage in the business of wholesale distribution of electronics and/or information technology products (the “IT Wholesale Distribution Business”) in the Latin American and Caribbean markets as part of any business enterprise using a similar business model to the Company (“engaging” includes, but is not limited to, being employed by, working for, providing services to or for, lending assistance to or for, or consulting with or for the benefit of any legal or natural person). The term “Customer” means any current customer of the Company or any business which has been a customer of the Company at any time during the five-year period preceding the Date of Termination.

c. Covenants Applicable in the Event of Termination by the Company without Cause. If the Executive resigns for Good Reason following a Change of Control or his employment is terminated without Cause, then for one (1) year after the Date of Termination, the Executive shall not, without the prior written consent of the Board of Directors, directly or indirectly: (i) solicit business from a Customer, as defined above, or accept business from a Customer, or refer a Customer elsewhere, or otherwise interfere with the Company’s business relationship with a Customer; or (ii) solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment or attempting to employ, either on a full-time or part-time or consulting basis, any employee or executive (whether salaried or otherwise), who is currently employed by the Company or was employed by the Company within two years of the time of solicitation or attempted employment; or (iii) engage in the IT Wholesale Distribution Business in the Latin American and Caribbean markets as part of any business enterprise using a similar business model to the Company.

d. Related Provisions. The Executive agrees that the rights of the Company provided by Section 9 of this Agreement are special, unique and of extraordinary character and that the Company will be without an adequate remedy at law if the Executive violates any of those covenants. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief to enforce such covenants. It is also agreed that each of the covenants set forth in Section 9 of this Agreement is an agreement independent of any other provisions in this Agreement, and that if any such covenant is held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render any other provision of this Agreement unenforceable. It is the parties’ intent that any covenant held overbroad by any court be enforced to the maximum extent deemed reasonable by that court. The parties also agree that in the event of breach of one of the covenants in Section 9 by the Executive, the time period associated with the breached covenant shall be extended by the length of time during which the Executive is acting in breach of the covenant. The existence of any claim of the Executive against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Section 9 covenants.

10. The Executive’s Confidentiality Commitment. The Executive agrees to hold in strict confidence and not divulge to others nor make use thereof, except for the purposes of the Company, both during and after the Executive’s employment with the Company, any and all Proprietary Information or other confidential information that the Executive obtains in the course of employment with the Company. All files, letters, memos, reports, sketches, drawings, notebooks or other written material containing such information, that come into the Executive’s custody or possession, shall be and are the exclusive property of the Company, to be used by the Executive only in the performance of Company duties, and, upon termination of Company employment, the Executive will deliver to the Company all such records and copies thereof in the Executive’s custody or possession. “Proprietary Information” means information, not generally known, about the Company’s business, work, procedures and “know-how,” including information relating to systems, forms, customers (including customer lists), vendors (including sources of raw materials), purchasing, marketing, selling and accounting. Proprietary Information includes sources of distribution, financial data, prices, confidential advertising information, and business plans.

11. Inventions. For purposes of this Agreement, “Inventions” shall be defined as discoveries, improvements and ideas, whether or not patentable, relating to any activities of the Company which the Executive solely or jointly with others conceives or first actually reduces to practice either (i) as a result of any work which the Executive performs for the Company, (ii) with the use of the time, material or facilities of the Company, or (iii) which relate to the business or Proprietary Information of the Company or to the Company’s actual or demonstrably anticipated research or development activities. The Executive, with respect to all Inventions, shall promptly and fully inform the Company in writing of such Inventions. All Inventions shall be the property of the Company whether or not the Company seeks patent protection for them. The Executive agrees to assign (and does hereby assign) to the Company all of the Executive’s rights to such Inventions, and to the applications for letters patent and to letters patent granted upon such Inventions. In the event that any invention specifically relating to a field of activity of the Company, and not released to the Executive in writing by the Company, is made the subject of a patent application filed by the Executive within one year after the Executive has left the employment of the Company, such Invention shall be presumed to have been conceived or to have resulted from developments made during the period of the Executive’s employment by the Company, and the Executive agrees that any such Invention shall belong to the Company. The Executive agrees to acknowledge and deliver promptly to the Company (at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain letters patent to such Inventions and to vest the entire right and title to them.

12. Notices. All notices under this Agreement shall be in writing and shall be given to the other party or by registered or certified mail, return receipt requested, or by reputable overnight courier, or by personal delivery or facsimile transmission, where proof of delivery or transmission is retained), addressed as follows:

To the Company:

Intcomex, Inc.

Attention: Anthony Shalom and/or Michael Shalom

3505 NW 107th Ave.

Miami, FL 33178

via FAX: (305) 477-5694

To the Executive:

Russell A. Olson

2543 Montclaire Circle

Weston, FL 33327

Via FAX: (954) 389-0979

Addresses may be changed at any time on ten (10) days’ prior notice given as provided above.

13. General Provisions.

a. Amendment: Waiver. This Agreement may not be amended or modified except by a writing signed by the Company and by the Executive. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, and no waiver of any other provision shall constitute a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.

b. Entire Agreement. This Agreement is the only employment agreement between the Executive and Company, and supersedes any prior oral or written employment contracts between the Executive, on the one hand, and Company, on the other hand.

c. Assignment. The Executive may not assign or delegate any of Executive’s rights or obligations under this Agreement. This Agreement will inure to the benefit of any and all successors to the business of Company, and Company or Affiliates may assign all or a portion of their rights under this Agreement to any such successor, including all rights provided by Section 9, 10 and 11 of this Agreement.

d. Applicable Law. This Agreement shall be deemed made in the State of Florida and the rights, remedies, obligations and duties of the parties under this Agreement, shall be governed by, construed in accordance with, and enforced under, the laws of that State.

e. Submission to Jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Miami-Dade County, Florida, or by the United States District Court for Southern District of Florida, or by their appellate courts. The parties expressly submit to the jurisdiction of those courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in those courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party.

f. Survival. The Company’s rights under Sections 9, 10 and 11 shall survive termination of the employment relationship, and the Executive’s rights under Section 8 shall also survive termination of the employment relationship. After the Date of Termination, if the Company discovers facts or circumstances indicating serious misconduct by the Executive amounting to Cause, it shall have the right to convert a prior termination without Cause into a termination for Cause, and in the event the termination for Cause was appropriate, recover any Severance Pay previously paid to the Executive.

g. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

By:		By:
	Russell A. Olson		Intcomex, Inc.
Authorized Representative

9